Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Hibbett Sports, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-21299, 333-21303, 333-21305, 333-63094, 333-96755, 333-126316, 333-126313, 333-126311, and 333-135217) of Hibbett Sports, Inc. of our report dated March 29, 2011, with respect to (i) the consolidated balance sheets of Hibbett Sports, Inc. and subsidiaries as of January 29, 2011 and January 30, 2010, and the related consolidated statements of operations, stockholders’ investment, and cash flows for each of the years in the three-year period ended January 29, 2011 and (ii) the effectiveness of internal control over financial reporting as of January 29, 2011, which report appears in the January 29, 2011, Annual Report on Form 10-K of Hibbett Sports, Inc.

/s/ KPMG LLP

Birmingham, Alabama
March 29, 2011

56

End of Exhibit 23.1